UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-12

Deluxe Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Deluxe Corporation 3680 Victoria Street N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235 www.deluxe.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 25, 2007

To the Shareholders of Deluxe Corporation:

        The 2007 annual meeting of shareholders will be held at the Deluxe Corporation headquarters located at 3680 Victoria Street North, Shoreview, Minnesota 55126 on Wednesday, April 25, 2007, at 2:00 p.m. Central Time for the following purposes:

1.	To elect eight directors to hold office until the 2008 annual meeting of shareholders.

2.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007.

2.	To take action on any other business that may properly come before the meeting and any adjournment thereof.

        Shareholders of record at the close of business on March 6, 2007 are entitled to vote at the meeting and at any adjournment thereof.

        Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible or follow the instructions on the proxy card for voting via telephone or the internet to ensure the presence of a quorum and save Deluxe further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you decide to attend the meeting and vote in person, you may withdraw your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony C. Scarfone Secretary

March 8, 2007

DELUXE CORPORATION

3680 Victoria Street N., Shoreview, Minnesota 55126-2966

Proxy Statement 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 25, 2007

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING
What is the purpose of the meeting?	1
How does the Board recommend that I vote?	1
Who is entitled to vote at the meeting?	1
How many shares must be present to hold the meeting?	1
What is the difference between a shareholder of record and a "street name" holder?	1
How do I vote my shares?	1
What does it mean if I receive more than one proxy card?	2
Can I vote my shares in person at the meeting?	2
What vote is required to elect directors?	2
What vote is required on proposals other than the election of directors?	2
How are votes counted?	2
What if I do not specify how I want my shares voted?	2
Can I change my vote?	3
Who pays the cost of proxy preparation and solicitation?	3

STOCK OWNERSHIP AND REPORTING
Director and Executive Officer Ownership Guidelines	3
Security Ownership of Certain Beneficial Owners and Management	3
Section 16(a) Beneficial Ownership Reporting Compliance	5

ITEM 1: ELECTION OF DIRECTORS	6

BOARD STRUCTURE AND GOVERNANCE
Board Oversight and Director Independence	9
Related Party Transaction Policy and Procedures	9
Meetings and Committees of the Board of Directors	9
Audit Committee	10
Compensation Committee	11
Corporate Governance Committee	11
Finance Committee	11
Corporate Governance Principles	12
Code of Ethics and Business Conduct	12
Board Composition and Qualifications	12
Director Selection Process	13
Non-Executive Chairman; Executive Sessions	13
Communications with Directors	13
Audit Committee Expertise; Complaint-Handling Procedures	14
Compensation Committee Processes and Procedures	14

Compensation Committee Interlocks and Insider Participation	14
Non-Employee Director Compensation	15

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis	17
Compensation Committee Report	22
Executive Compensation Tables	22
Summary Compensation Table	23
Grants of Plan-Based Awards	25
Outstanding Equity Awards at Fiscal Year-End	26
Option Exercises and Stock Vested	28
Deferred Compensation Plan	28
Non-Qualified Deferred Compensation Table	29
Severance, Retention and Change of Control Arrangements	29
Severance Calculations Table	31
Change of Control Calculations Table	32

FISCAL YEAR 2006 AUDIT AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee Report	34
Fees Paid to Independent Registered Public Accounting Firm	35
Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services	35

ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	36

2008 SHAREHOLDER PROPOSALS	36

OTHER BUSINESS	36

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K	37

INFORMATION CONCERNING SOLICITATION AND VOTING

What is the purpose of the meeting?

        At our annual meeting, shareholders will act on the matters disclosed in the Notice of Annual Meeting of Shareholders that preceded this proxy statement. There are two proposals scheduled to be voted on at the meeting:

  Elect eight directors; and
  Ratify the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm.

        We will also consider any other business that may be properly presented at the meeting, and management will report on Deluxe’s performance during the last fiscal year and respond to questions from shareholders.

        The Board of Directors of Deluxe is asking you to vote on the proposed items of business. This proxy statement and form of proxy, along with our annual report to shareholders, are first being sent to shareholders on or about March 19, 2007.

How does the Board recommend that I vote?

        The Board of Directors recommends a vote:

  FOR all of the nominees for director; and
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Who is entitled to vote at the meeting?

        The Board has set March 6, 2007, as the record date for the meeting. If you were a shareholder of record at the close of business on March 6, 2007, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date.

        As of the record date, 51,612,139 shares of Deluxe common stock were outstanding. Deluxe does not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?

        A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote (with respect to the election of directors) of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if:

  the shareholder is present and votes in person at the meeting; or
  the shareholder has properly submitted a proxy or voted by telephone or through the internet.

What is the difference between a shareholder of record and a “street name” holder?

        If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are still considered the beneficial owner of the shares, but your shares are held in “street name”.

How do I vote my shares?

        If you are a shareholder of record, you can vote your shares without having to attend the meeting by providing a proxy. This can be done either:

  over the telephone, by calling 800-560-1965 (toll-free);
  electronically, using the internet at http://www.eproxy.com/dlx; or
  by mailing the enclosed proxy card.

        The telephone and internet voting procedures have been set up for your convenience. The procedures have been designed to verify your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the specific instructions on the enclosed proxy card. If you wish to vote using the paper proxy card, please return your signed proxy card to us before the meeting. You may also vote in person at the meeting.

        If you hold your shares in street name, you must vote your shares following the procedures indicated to you by your broker or nominee on the enclosed voting instruction card.

What does it mean if I receive more than one proxy card?

        It means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you vote by telephone or through the internet, vote once for each proxy card you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, Wells Fargo Bank, N.A., at P.O. Box 64854, St. Paul, Minnesota 55164 or by telephone at 800-468-9716 (toll-free).

        In addition to a proxy card, you may also receive a “voting instructions” card which looks very similar to a proxy card. Voting instructions are prepared by brokers, banks or other nominees for shareholders who hold shares in street name.

Can I vote my shares in person at the meeting?

        Yes.    If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting.

        If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required to elect directors?

        In accordance with Minnesota law, directors are elected by a plurality of votes cast. This means that the eight nominees receiving the highest number of votes will be elected, provided that a quorum is present at the meeting.

What vote is required on proposals other than the election of directors?

        With respect to each item of business to be voted on at the meeting other than the election of directors, the affirmative vote of a majority of the shares present and entitled to vote with respect to that item is required for the approval of the item (provided that the total number of shares voted in favor of the proposal constitutes more than 25 percent of the outstanding shares).

How are votes counted?

        Shareholders may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors. Shareholders may also vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

        If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum.

        If you ABSTAIN from voting on the proposals, your abstention has the same effect as a vote against those proposals. If you WITHHOLD authority to vote for one or more of the directors, this has the same effect as a vote against the director or directors for which you WITHHOLD your authority.

        If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for purpose of determining a quorum, and may be voted on Item 1: Election of Directors and Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker.

What if I do not specify how I want my shares voted?

        If you do not specify on your returned proxy card (or when giving your proxy by telephone or via the internet) how you want to vote your shares, we will vote them:

  FOR the election of all of the nominees for director; and

  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Can I change my vote?

        Yes.   You may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

  by sending a written notice of revocation to Deluxe’s Corporate Secretary;
  by submitting another properly signed proxy card at a later date to the Corporate Secretary;
  by submitting another proxy by telephone or through the internet at a later date; or
  by voting in person at the meeting.

Who pays the cost of proxy preparation and solicitation?

        Deluxe pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We have retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $7,500, plus associated costs and expenses.

        We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by directors, officers and regular employees of Deluxe. These individuals receive no additional compensation beyond their regular salaries for these services.

STOCK OWNERSHIP AND REPORTING

Director and Executive Officer Ownership Guidelines

        The Board has established stock ownership guidelines for directors and senior executive officers. These guidelines set ownership targets for each director and senior officer, with the expectation that the target be achieved within five years of the time the individual first became a director or officer, whichever is applicable. The Board also maintains guidelines restricting a director’s or officer’s ability to sell shares received upon the exercise of options or vesting of other stock-based awards until they have achieved their ownership targets. The ownership target for non-employee directors is shares having a value of at least five times the current Board retainer. Senior officers have targets based on a multiple of their annual base salary. The ownership target for the Chief Executive Officer (“CEO”) is five times his annual base salary, and the target for the Company’s Senior Vice Presidents is two times their annual base salary.

Security Ownership of Certain Beneficial Owners and Management

        The following table shows, as of March 6, 2007 (unless otherwise noted), the number of shares of common stock beneficially owned by (1) each person who is known by Deluxe to beneficially own more than five percent of Deluxe’s outstanding common stock, (2) each director and nominee for director of Deluxe, (3) each executive officer named in the Summary Compensation Table that appears on page 23 in this proxy statement (each, a “Named Executive Officer”), and (4) all of the current directors, nominees and executive officers of Deluxe as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Barclays(1)	6,396,764	12.41%

Lee J. Schram(2)	178,927	*

Richard S. Greene(3)	14,387	*

Anthony C. Scarfone(4)	137,743	*

Luann E. Widener(5)	65,573	*

Jeffrey D. Stoner(6)	11,220	*

Terry D. Peterson(7)	16,813	*

Ronald E. Eilers(8)	205,323	*

Douglas J. Treff	11,246	*

T. Michael Glenn(9)	6,716	*

Charles A. Haggerty(10)	44,424	*

Isaiah Harris, Jr.(11)	6,830	*

William A. Hawkins, III(12)	10,840	*

Cheryl E. Mayberry McKissack(13)	13,729	*

Stephen P. Nachtsheim(14)	27,565	*

Mary Ann O'Dwyer(15)	12,846	*

Martyn R. Redgrave(16)	19,287	*

All directors, nominees and executive officers as a group (19 persons)(17)	815,811	1.58
_________________
* Less than 1 percent.

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, reporting beneficial ownership as of December 31, 2006 by Barclays Global Investors, NA., (4,743,996 shares, 4,099,557 shares to which it holds sole voting power), Barclays Global Fund Advisors (1,185,242 shares), Barclays Global Investors, Ltd. (352,561 shares), and Barclays Global Investors Japan Limited (114,965). These entities report their ownership as a group and are, collectively, the beneficial owners of 6,396,764 shares of common stock.

(2)	Includes 60,667 shares receivable upon the exercise of options that will become exercisable within 60 days, and 115,675 shares of restricted stock.

(3)	Includes 13,787 shares of restricted stock.

(4)	Includes 102,625 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 23,160 shares of restricted stock.

(5)	Includes 36,404 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 24,400 shares of restricted stock.

(6)	Includes 5,715 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 5,044 shares of restricted stock.

(7)	Includes 5,033 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 11,080 shares of restricted stock.

(8)	Includes 205,323 shares receivable upon the exercise of options that are currently exercisable.

(9)	Includes 667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 2,605 shares of restricted stock.

(10)	Includes 3,667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 2,271 shares of restricted stock, 31,359 shares held by the Haggerty Family Trust, and 5,759 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the “Director Plan”).

(11)	Includes 667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 2,605 shares of restricted stock, and 2,892 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(12)	Includes 1,667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 2,605 shares of restricted stock, and 5,902 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(13)	Includes 3,667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 2,271 shares of restricted stock.

(14)	Includes 4,667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 2,271 shares of restricted stock, 2,000 shares held by the Nachtsheim Family Trust, 1,000 shares held by the Nachtsheim Family Foundation, and 14,656 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(15)	Includes 1,667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 2,271 shares of restricted stock, and 7,908 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(16)	Includes 3,667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 2,271 shares of restricted stock, and 10,349 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(17)	Includes 455,279 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 222,746 shares of restricted stock, and 47,466 restricted stock units received in lieu of directors’ fees pursuant to the deferral option under the Director Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations, require Deluxe’s directors, executive officers, and any persons holding more than 10 percent of Deluxe’s common stock (collectively, “Reporting Persons”) to report their initial ownership of Deluxe securities and any subsequent changes in that ownership to the Securities and Exchange Commission. The Commission has established specific due dates for these reports, and Deluxe is required to disclose in this proxy statement any failure of a Reporting Person to file a required report by the applicable due date. In a series of four transactions occurring in 2001, 2002 and 2003, Charles Haggerty gifted a total of 11,000 shares of Deluxe stock to a family trust. Although Mr. Haggerty’s Section 16(a) reports at all times reflected his beneficial ownership of these shares, the gifting of such shares to the family trust changed the nature of his ownership from direct to indirect, and therefore should have been reported on Forms 5 for the three years in question. Promptly upon learning of this oversight, the change in nature of ownership of the 11,000 gifted shares from direct to indirect was reported on a Form 4 filed with the Commission. Except for the delayed reporting of these gifts, and based solely on a review of copies of the reports filed and written representations submitted by the Reporting Persons, we believe that all Reporting Persons timely filed all required Section 16(a) reports for the most recent fiscal year.

ITEM 1:   ELECTION OF DIRECTORS

Nominees for Election

        There are currently nine individuals serving on the Board of Directors. T. Michael Glenn, a current Deluxe Board member and executive of FedEx Corporation, recently announced his decision not to seek re-election, based solely on his desire to avoid any potential appearance of conflict while FedEx and Deluxe pursue their respective strategies for serving the small business customer. As of the date of the meeting, therefore, the Board has set the size of the Board at eight directors and recommends that the eight individuals presented on the following pages be elected to serve on the Board until the 2008 annual meeting of shareholders. All of the nominees are current directors. In addition, with the exception of Mr. Schram, who serves as Deluxe’s CEO and therefore cannot be deemed independent, all nominees have been determined by the Board to meet the independence standards of the New York Stock Exchange (see the discussion of Director Independence in the “BOARD STRUCTURE AND GOVERNANCE” section of this proxy statement).

        Each of the eight individuals listed has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

CHARLES A. HAGGERTY Director Since December 2000	Age 65

Chairman (Retired), Western Digital Corporation

Mr. Haggerty was Chairman of the Board of Western Digital Corporation from July 1993 until his retirement in June 2000. Mr. Haggerty was also Chief Executive Officer of Western Digital from July 1993 to January 2000, and was President from June 1992 to July 1993. Western Digital is a manufacturer of hard disk drives. Mr. Haggerty is also a director of Beckman Coulter, Inc., Pentair, Inc., Imation Corp and LSI Corporation.

ISAIAH HARRIS, JR. Director Since August 2004	Age 54

Prior to the December 29, 2006, acquisition of BellSouth Corporation (“BellSouth”) by AT&T Corp., Mr. Harris was serving as President of BellSouth Advertising & Publishing Group (“A&P”), a subsidiary of BellSouth, a position he assumed in December 2004. A&P is responsible for the marketing and publishing of The Real Yellow Pages® from BellSouth, and includes BellSouth Advertising & Publishing Corporation, The Berry Company, Stevens Graphics and IntelliVentures. Mr. Harris also was responsible for the corporation’s Asian wireless telecommunications operations. Effective February 7, 2007, Mr. Harris resigned from AT&T. He joined BellSouth in 1997, and during his tenure there held various executive positions, including President of BellSouth Enterprises from January to December 2004, President of Consumer Services from September 2000 to December 2003, and Vice President of Finance from January to September 2000. Mr. Harris also serves as a director of CIGNA Corporation.

WILLIAM A. HAWKINS, III Director Since May 2004	Age 53

President and Chief Operating Officer, Medtronic, Inc.

In August 2007, Mr. Hawkins will become Chief Executive Officer of Medtronic, Inc., a medical technology company. Since May 2004, he has been President and Chief Operating Officer of Medtronic. From January 2002 until his appointment as Chief Operating Officer, Mr. Hawkins served as Senior Vice President of Medtronic, and President of its vascular business. Prior to joining Medtronic, Mr. Hawkins served as Chief Executive Officer of Novoste Corporation, also a medical technology company, from 1998 to 2001.

CHERYL E. MAYBERRY McKISSACK Director Since December 2000	Age 51

President and Chief Executive Officer, Nia Enterprises, LLC

Nia Enterprises, LLC is an interactive communications company for research services and]diversity marketing, which Ms. Mayberry McKissack founded in 2000. From November 1997 to November 2000, Ms. Mayberry McKissack served as Senior Vice President and General Manager of worldwide sales and marketing for Open Port Technology, Inc., a provider of internet infrastructure messaging solutions. Ms. Mayberry McKissack also serves as a director of Private Bancorp, Inc.

STEPHEN P. NACHTSHEIM Director Since November 1995	Age 62

Non-Executive Chairman of Deluxe and Vice President (Retired), Intel Corporation

In November 2005, Mr. Nachtsheim was appointed Non-Executive Chairman of the Board of Deluxe. Prior to that, he served as the Board’s Lead Independent Director, a role he had assumed in December 2003. Mr. Nachtsheim was a Corporate Vice President of Intel Corporation, a designer and manufacturer of integrated circuits, microprocessors and other electronic components, and the co-director of Intel Capital from 1998 until his retirement in August 2001.

MARY ANN O’DWYER Director Since October 2003	Age 51

Senior Vice President — Finance and Operations and Chief Financial Officer, Wheels, Inc.

Ms. O’Dwyer joined Wheels, Inc. in 1991 and has been their Chief Financial Officer since 1994. She also has held the position of Senior Vice President – Finance and Operations since 2000. Wheels, Inc. is a major provider of automotive fleet management services. Ms. O’Dywer also serves as a director of Wheels, Inc.

MARTYN R. REDGRAVE Director Since August 2001	Age 54

Executive Vice President and Chief Administrative Officer, Limited Brands, Inc.

Mr. Redgrave has been serving as Executive Vice President and Chief Administrative Officer of Limited Brands, Inc., since March 2005, and as Chief Financial Officer since January 2006. Limited Brands is one of the world’s leading personal care, beauty, intimate apparel and apparel specialty retailers. Prior to joining Limited Brands, Mr. Redgrave served for eleven years as the Executive Vice President-Finance and Chief Financial Officer of Carlson Companies, Inc., a worldwide provider of hospitality, travel and marketing services.

LEE J. SCHRAM Director Since May 2006	Age 45

Chief Executive Officer of Deluxe

Mr. Schram became CEO of Deluxe Corporation on May 1, 2006. Prior to joining Deluxe, Mr. Schram was serving as senior vice president of NCR Corporation’s Retail Solutions Division, with responsibilities for NCR’s global retail store automation and point-of-sale solutions business, including development, engineering, marketing, sales, and support functions. Mr. Schram began his professional career with NCR Corporation in 1983, where he held a variety of positions of increasing responsibility that included both domestic and international assignments. From September 2000 to January 2002, he served as chief financial officer for the Retail and Financial Group. Thereafter, he became vice president and general manager of Payment and Imaging Solutions in NCR’s Financial Services Division, a position he held until March 2003, when he became senior vice president of the Retail Solutions Division.

The Board of Directors recommends that you vote FOR the election of each nominee named above.

BOARD STRUCTURE AND GOVERNANCE

Board Oversight and Director Independence

        Deluxe’s business, property and affairs are managed under the general direction of our Board of Directors. In providing this oversight, the Board adheres to a set of Corporate Governance Guidelines designed to ensure that the Board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment. The complete text of Deluxe’s Corporate Governance Guidelines is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption.

        A critical component of our corporate governance philosophy is that a majority of our directors, and preferably a substantial majority, be individuals who meet strict standards of independence, meaning that they have no relationship with Deluxe, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to Deluxe and its shareholders. The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our directors be independent, and that our Corporate Governance, Audit and Compensation Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the Board to have no material relationship with Deluxe other than as a director. In accordance with the NYSE listing standards, our Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors will be determined, including restrictions on the nature and extent of any affiliations directors and their immediate family members may have with Deluxe, its independent registered public accounting firm, or any commercial or not-for-profit entity with which Deluxe has a relationship. Consistent with regulations of the Securities and Exchange Commission (“SEC”), our Director Independence Standards also prohibit Audit Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Deluxe, other than in their capacity as Board or committee members. The complete text of our Director Independence Standards is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption.

        The Board has determined that every director and nominee, with the exception of Mr. Schram, satisfies our Director Independence Standards. The Board also has determined that every member of its Corporate Governance, Audit and Compensation Committees is an independent director.

Related Party Transaction Policy and Procedures

        The Board maintains written procedures under which the Corporate Governance Committee is responsible for reviewing potential or actual conflicts of interest, including any proposed related party transactions and interlocking relationships between executives and Board members. The Committee will determine whether any such potential or actual conflicts would require disclosure under securities laws, cause a director to be disqualified from being deemed independent, or cause a transaction being considered by the Board to be voidable if the conflict were not disclosed. The Committee also will consider whether the proposed transaction would result in a violation of any law or be inappropriate in light of the nature and magnitude of any interest of the director or executive in the entity or transaction giving rise to the potential conflict.

        The Committee may take those actions it deems necessary, with the assistance of any advisors it deems appropriate, in considering potential conflicts of interest. While it is expected that in most instances the Committee can make the necessary determination, where required by state law or due to the significance of the issue, the matter will be referred to the full Board for resolution.

Meetings and Committees of the Board of Directors

        There were nine meetings of the Board of Directors in 2006, five of which were regular meetings and four of which were special meetings. Each director attended, in person or by telephone, at least 75 percent of the aggregate of all meetings of the Board and its committees on which he or she served during the year. It is our policy that directors attend our annual shareholder meetings and all such directors are expected to be in attendance at this year’s meeting. Eight of the nine directors then serving on the Board attended last year’s annual meeting of shareholders.

        The Board of Directors has four standing committees:

  Audit Committee;
  Compensation Committee;
  Corporate Governance Committee; and
  Finance Committee.

        Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee. Each committee’s charter is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption. A copy of each charter is available in print free of charge to any shareholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

        The following tables provide a summary of each committee’s responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors currently serving on the committee.

Audit Committee

Responsibilities
  Appoints and replaces the independent registered public accounting firm, subject to ratification by our shareholders, and oversees the work of the independent registered public accounting firm.
  Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.
  Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Deluxe’s Annual Report on Form 10-K.
  Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements and the associated earnings news releases.
  Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls.
  Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material written communications between the independent registered public accounting firm and management.
  Oversees the work of our internal auditors.
  Reviews the effectiveness of Deluxe’s legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls and auditing matters.
Number of meetings in 2006: 11 Directors who serve on the committee: Martyn R. Redgrave, Chair Isaiah Harris, Jr. Mary Ann O’Dwyer Cheryl E. Mayberry McKissack

Compensation Committee

Responsibilities
  Develops our executive compensation philosophy.
  Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans.
  Reviews and approves corporate goals and objectives relating to the CEO’s compensation, leads an annual evaluation of the CEO’s performance in light of those goals and objectives, and determines, in conjunction with the Board, the CEO’s compensation based on this evaluation.
  Reviews and approves other executive officers’ compensation.
  Establishes incentive compensation goals and performance measurements applicable to our executive officers.
Number of meetings in 2006: 10 Directors who serve on the committee: Charles A. Haggerty, Chair T. Michael Glenn William A. Hawkins, III Stephen P. Nachtsheim

Corporate Governance Committee

Responsibilities
  Reviews and recommends the size and composition of the Board, including the mix of management and independent directors.
  Establishes criteria and procedures for identifying and evaluating potential Board candidates.
  Reviews nominations received from the Board or shareholders, and recommends candidates for election to the Board.
  Establishes policies and procedures to ensure the effectiveness of the Board, including policies regarding term limits, review of qualifications of incumbent directors, and conflicts of interest.
  Establishes guidelines for conducting Board meetings.
  Oversees the annual assessment of the Board’s performance.
  In consultation with the Compensation Committee, reviews and recommends to the Board the amount and form of all compensation paid to directors.
  Recommends to the Board the size, composition and responsibilities of all Board committees.
  Reviews and recommends candidates for key executive officer positions and monitors management succession plans.
  Develops and recommends corporate governance guidelines, policies and procedures.
Number of meetings in 2006: 5 Directors who serve on the committee: Cheryl E. Mayberry McKissack, Chair Isaiah Harris, Jr. William A. Hawkins, III Stephen P. Nachtsheim

Finance Committee

Responsibilities
  Evaluates acquisitions, divestitures and capital projects in excess of $5 million, and reviews other material financial transactions outside the scope of normal on-going business activity.
  Reviews and approves the Company’s annual financing plans, as well as credit facilities maintained by the Company.
  Reviews and recommends policies concerning corporate finance matters, including capitalization, investment of assets and debt/equity guidelines.
  Reviews and recommends dividend policy and approves declarations of regular shareholder dividends.
  Reviews and makes recommendations to the Board regarding financial strategy and proposals concerning the sale, repurchase or split of Deluxe securities.
Number of meetings in 2006: 5 Directors who serve on the committee: Mary Ann O’Dwyer, Chair Charles A. Haggerty T. Michael Glenn Martyn R. Redgrave

Corporate Governance Principles

        As indicated above, our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These Guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and committee structure and process, Board evaluations, director education, CEO evaluation, management succession planning and conflicts of interest. The complete text of the Guidelines is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption. A copy of the Guidelines is available in print free of charge to any shareholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Code of Ethics and Business Conduct

        All of our directors and employees, including our CEO, Chief Financial Officer, Chief Accounting Officer and other executives, are required to comply with our Code of Ethics and Business Conduct (“Code of Ethics”) to help ensure that our business is conducted in accordance with the highest legal and ethical standards. Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business and covers all areas of professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to bring any violations and suspected violations of the Code of Ethics to Deluxe’s attention through management or Deluxe’s law department, or by using our confidential compliance Hotline.

        The full text of our Code of Ethics is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption. The Code of Ethics is available in print free of charge to any shareholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Board Composition and Qualifications

        Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors and nominees for director should have diverse backgrounds and possess the qualifications, experience and knowledge to enable them to contribute effectively to the evaluation of our business strategies and to the Board’s oversight role. The Corporate Governance Committee believes that a predominance of Board members should have a background in business and should include both actively employed and retired senior corporate officers, and that directors should range in age so as to maintain a sound balance of board tenure and experience, as well as staggered retirement dates.

        The Board of Directors has established the following specific guidelines for nominees to the Board:

  A majority of the Board must be comprised of independent directors, the current standards for which are discussed above under “Board Oversight and Director Independence.”
  No non-employee nominee should be over the age of 67 on the date of their initial election to the Board, and no director should be nominated for re-election to the Board after his or her 72nd birthday.
  Non-employee directors may not be nominated for re-election to the Board following the twelfth anniversary of their initial election to the Board, with certain exceptions.
  A non-employee director who ceases to hold the employment position held at the time of election to the Board, or who has a significant change in position, should offer to resign. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director’s qualifications and make a recommendation to the Board as to whether the resignation should be accepted.
  Management directors who terminate employment with Deluxe should offer to resign. The Board will then decide whether to accept the director’s resignation, provided that no more than one former CEO should serve on the Board at any one time.

        Other selection criteria used to evaluate potential candidates may include successful senior level business management experience or experience that fulfills a specific need, prior experience and proven accomplishment as a director of a public company, commitment to attending Board and committee meetings, a reputation for honesty and integrity, interest in serving the needs of shareholders, employees and communities in which we operate, and compatibility with existing directors.

Director Selection Process

        All Board members are elected annually by our shareholders, subject to the Board’s right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the annual meeting of shareholders.

        The Corporate Governance Committee will consider candidates submitted by members of the Board and our shareholders, and the Committee will review such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates nominated by shareholders are evaluated in accordance with the same criteria and using the same procedures as candidates submitted by Board members or the CEO.

        When a vacancy or a new position on the Board needs to be filled, the CEO, in consultation with the Chair of the Corporate Governance Committee, will draft a profile of the candidate he or she believes would provide the most meaningful contributions to the Board as a whole. The profile will be submitted to the Corporate Governance Committee for approval. In order to properly staff its various Committees and support its succession planning initiatives, the Board currently believes that a Board consisting of nine to eleven directors is the optimal size, slightly larger than the current membership. The Corporate Governance Committee has made it a practice in recent years to engage third-party search firms to assist it in identifying suitable candidates, and currently is working with two such firms to identify potential nominees for addition to the Board. The firms selected, as well as the specific terms of the engagement, are based on the specific search criteria established by the Committee. Members of the Board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate will be subject to an initial screening process after which the Corporate Governance Committee will select the candidates that it wishes to interview. The Chair of the Board, CEO and at least a majority of the Corporate Governance Committee will interview each candidate and, concurrently with the interviews, the candidate will confirm his or her availability for regularly scheduled Board and committee meetings. The Committee will also assess each candidate’s potential conflicts of interest. The Committee will review the interviewers’ reports and recommendations, and make the final determination as to which candidates will be recommended for election to the Board. Depending on when suitable candidates are identified, the Board may decide to appoint a new director to serve on the Board until the next annual meeting of shareholders.

        Our bylaws stipulate that if a shareholder wishes to nominate a candidate at the annual meeting of shareholders, the shareholder must give written notice of the nomination to our CEO or Corporate Secretary no later than the deadline for submitting shareholder proposals for the applicable annual meeting. The shareholder must attend the meeting with the candidate and propose the candidate’s nomination for election to the Board at the meeting. The shareholder’s notice must set forth as to each nominee: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the number of shares of our stock owned by the person, (4) the written and acknowledged statement of the person that such person is willing to serve as a director, and (5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if the candidate had been nominated by or on behalf of the Board. No shareholders submitted director nominations in connection with this year’s meeting. Any shareholders desiring to present a candidate at the 2008 annual meeting of shareholders must do so prior to November 9, 2007.

Non-Executive Chairman; Executive Sessions

        Mr. Nachtsheim is the Non-Executive Chairman of the Board and is expected to serve until such time as a new Chair is elected by the Board. His duties include moderating meetings or executive sessions of the independent directors and acting as the principal liaison between the independent directors and the CEO with respect to Board governance issues. Our independent directors make it a practice to meet in executive session without management present at each Board meeting. Likewise, all Board committees regularly meet in executive session without management.

Communications with Directors

        Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our independent directors, may submit their concerns in writing to the Non-Executive Chairman of the Board or the independent directors as a group in the care of the office of: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

Audit Committee Expertise; Complaint-Handling Procedures

        In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has determined that at least one member of the Audit Committee, including Martyn Redgrave, the Committee Chair, is an “audit committee financial expert” as defined by SEC regulations.

        In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through Deluxe’s compliance hotline.

Compensation Committee Processes and Procedures

        The authority and responsibilities of the Compensation Committee are governed by its charter, a copy of which can be found on Deluxe Corporation’s website at www.deluxe.com, together with applicable laws, rules, regulations and NYSE listing standards.

        The Compensation Committee is authorized to review and approve corporate goals and objectives related to the CEO’s compensation, lead the Board’s evaluation of the CEO’s performance in light of those goals and objectives, and determine the CEO’s compensation based on the evaluation and input from the Board as a whole. The Committee is expected to engage the entire Board in its evaluation of the CEO’s performance and appropriate level of compensation.

        The Committee also reviews and approves the base and incentive compensation levels, Deluxe stock ownership targets, employment-related agreements and any special benefit plans or programs for executives. As part of this responsibility, the Committee evaluates and makes recommendations to the Board regarding the Company’s compensation philosophy and structure, the design of incentive compensation plans in which executives participate and all equity plans. It establishes incentive compensation goals and performance measurements for executives and determines the levels of achievement of each executive relative to the goals and measurements. Subject to limits imposed by the plans, applicable law and the Board, the Committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement and Employee Retirement Income Security Act (“ERISA”) excess plans, and also is responsible for determining the formula used to calculate contributions to the company’s current profit sharing plan. The Committee has delegated to management committees the responsibility to administer broad-based benefit plans and the responsibility to oversee investment options and management of retirement and deferred compensation programs.

        Although matters of director compensation ultimately are the responsibility of the full Board, the Compensation Committee works in conjunction with the Board’s Corporate Governance Committee and the CEO in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of the Company’s shareholders.

        The Committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility. Since 2001, the committee has retained Watson Wyatt Worldwide, Inc. as its independent consultant. The Committee has the sole authority to retain, terminate and approve the fees of a compensation consultant for the purpose of assisting in the evaluation of director, CEO and executive compensation.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised entirely of independent directors. No member of the Compensation Committee has been an officer or employee of Deluxe. None of our executives serve as a member of the Compensation Committee of any other company that has an executive serving as a member of the Deluxe Board of Directors. None of our executives serve as a member of the board of directors of any other company that has an executive serving as a member of the Compensation Committee.

Non-Employee Director Compensation

        Directors who are employees of Deluxe do not receive compensation for their service on the Board other than their compensation as employees. Non-employee directors each receive a $50,000 annual Board retainer, payable quarterly. For 2006, the Non-Executive Chairman received an incremental $75,000 annual retainer, payable quarterly.

        In order to fairly compensate non-employee directors for their service on Board committees, the elements and responsibilities of which will fluctuate from time to time, committee members are paid fees for each committee meeting attended, with the chair of each committee also receiving an annual retainer for serving as the chair.

        For 2006, the committee fee structure was as follows:

	Audit Committee	Other Standing Committees
Chair Retainer	$15,000	$5,000
In-Person Meeting Attendance	$ 2,000	$1,500
Telephonic Meeting Attendance	$ 1,000	$ 750

        Non-employee directors also receive $1,500 for each approved site visit and director education program attended, up to a maximum of five per year, in the aggregate. Directors also may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. During 2006, the Board approved a one-time payment of $25,000 to Mr. Haggerty, Ms. Mayberry McKissack and Mr. Nachtsheim for extraordinary service on a subcommittee that had been appointed by the Corporate Governance Committee to lead the Board’s search for a CEO to succeed the retiring CEO.

        Deluxe maintains a Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which was approved by shareholders as part of Deluxe’s 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”). The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of Deluxe’s common stock and thereby align their interest in the long-term success of Deluxe with that of other shareholders. Under the Director Plan, each non-employee director may elect to receive, in lieu of cash retainers and fees, shares of Deluxe common stock. The shares of common stock receivable pursuant to the Director Plan are issued quarterly or, at the option of the director, credited to the director in the form of deferred restricted stock units. These restricted stock units vest and are converted into shares of common stock on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the Board or such other objectively determinable date as is elected by the director in his or her deferral election (for example, upon termination of service as a director). Each restricted stock unit entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. Any restricted stock units issued pursuant to the Director Plan will vest and be converted into shares of common stock in connection with certain defined changes of control of Deluxe. All shares of common stock issued pursuant to the Director Plan are issued under Deluxe’s Stock Incentive Plan and must be held by the non-employee director for a minimum period of six months from the date of issuance.

        Each new non-employee director elected to the Board receives a one-time grant of 1,000 shares of restricted stock under the Stock Incentive Plan as of the date of his or her initial election to the Board. These initial grants vest in equal installments on the dates of Deluxe’s annual shareholder meetings in each of the three years following the date of grant, provided that the director remains in office immediately following the annual meeting, and also vest immediately upon a non-employee director’s retirement from the Board in accordance with Deluxe’s policy with respect to mandatory retirement.

        Under the terms of the Stock Incentive Plan, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets. Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of Deluxe’s common stock on the date of grant, and no more than 5,000 options may be granted to a non-employee director in any one year. Non-employee directors did not receive any option grants in 2006, but each non-employee director did receive a grant of 2,271 shares of restricted stock on October 25, 2006, which shares will vest one year from the grant date. Future equity grants to directors will be determined by the Compensation Committee, in consultation with the Corporate Governance Committee, as required by the Board’s governance processes.

        Non-employee directors who were elected to the Board prior to October 1997 also are eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan. Under this predecessor plan, non-employee directors with at least five years of Board service who retire, resign or otherwise are not nominated for re-election are entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he or she served on the Board prior to October 31, 1997. As a result, no further benefits are accruing under this plan. In calculating a director’s eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree’s remaining available for consultation with management and refraining from engaging in any activity in competition with Deluxe. Mr. Nachtsheim is the only current director eligible for benefits under this plan.

        The following table summarizes the compensation earned by each non-employee director during 2006.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compen- sation(4) ($)	Total ($)

T. Michael Glenn	$67,250	$23,495	$2,042	$1,135	$93,922

Charles A. Haggerty	99,500	9,175	4,257	568	113,500

Isaiah Harris, Jr	71,000	23,495	2,042	1,135	97,672

William A. Hawkins, III	66,500	23,292	4,257	1,135	95,184

Cheryl E. Mayberry McKissack	102,500	9,175	4,257	568	116,500

Stephen P. Nachtsheim	172,500	9,175	4,257	568	186,500

Mary Ann O'Dwyer	80,000	13,443	4,257	701	98,401

Martyn R. Redgrave	88,500	9,175	4,257	568	102,500
_________________

(1)	Under the Non-Employee Director Stock and Deferral Plan (the “Director Plan”), directors may elect to receive their fees in the form of stock, including the right to defer such stock into restricted stock units. Amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or restricted stock units.

(2)	Amounts in the table reflect dollar amounts recognized for Financial Statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123(R), Share-Based Payment. Refer to Note 10 to our Consolidated Financial Statements filed under Item 8 of Deluxe’s Annual Report on Form 10-K for the year ended December 31, 2006 for our policy and assumptions made in the valuation of share based payments. Each director received a restricted stock grant of 2,271 shares on October 25, 2006, which shares will vest one year from the date of grant. Amounts reported for Messrs. Glenn, Harris and Hawkins, and for Ms. O’Dwyer include the expense recognized in 2006 with respect to restricted stock previously awarded to them upon joining the Board. The grant date value of the October 2006 grants was $49,985. As of December 31, 2006, Messrs. Glenn, Harris and Hawkins each held 2,605 shares of restricted stock, and all other non-employee directors held 2,271 shares of restricted stock.

(3)	No options were granted to the non-employee directors in 2006. Amounts in the table reflect dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R), for options granted in prior years. As of December 31, 2006, the number of outstanding options held by each director was as follows: T. Michael Glenn, 1,000; Charles A. Haggerty, 4,000; Isaiah Harris, Jr., 1,000; William A. Hawkins, III, 2,000; Cheryl E. Mayberry McKissack, 4,000; Stephen P. Nachtsheim, 6,000; Mary Ann O’Dwyer, 2,000, and Martyn R. Redgrave, 4,000. All outstanding options expire seven years from the grant date, vest in equal increments on each of the first three anniversaries of the grant date, and carry exercise prices equal to the closing price of the Company’s common stock on the grant date.

(4)	Amounts reflect dividends paid in 2006 on unvested restricted stock awards.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this proxy statement. Those tables and narrative provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table appearing on page 23 (collectively the “Named Executive Officers”), as well as the plans in which such officers are eligible to participate.

        Deluxe is committed to providing executive compensation that attracts, motivates and retains the best possible executive talent for the benefit of our shareholders, supports Deluxe’s business objectives, and aligns the interests of the executive officers with the long-term interests of our shareholders. We believe these objectives are achieved by:

  Continually evaluating the competitiveness of our compensation programs relative to comparable organizations;

  Emphasizing performance-based pay through annual incentive opportunities that are based on the achievement of specific business objectives;

  Providing equity-based incentives that promote the creation of long-term shareholder value;

  Delivering a significant portion of total compensation through performance-based pay linked to financial results and shareholder return; and

  Ensuring that the executive officers hold meaningful equity stakes in Deluxe.

        The Deluxe compensation program is designed to align all components of pay opportunity (base pay, annual incentive pay and long-term incentive pay) at or near the median of the market and reward performance that meets or exceeds performance goals that are established, reviewed and approved each year by the Compensation Committee of the Board of Directors (sometimes referred to in this section as the “Committee”). In arriving at the appropriate levels of pay and incentive opportunities, the Committee also considers the overall cost of the compensation program so as to achieve proper balance between the need to reward employees and to deliver returns to Deluxe’s shareholders.

        The Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs. The Committee also determines the compensation paid to the CEO (with input from the full Board of Directors) and reviews and approves the compensation paid to other executive officers. The Committee is composed entirely of “independent directors” as defined by the New York Stock Exchange corporate governance rules.

        The Committee has engaged, and regularly meets with, independent compensation consultants regarding executive compensation levels and practices. Watson Wyatt Worldwide, Inc. has served as the Committee’s independent consultant since 2001. For 2006, the Committee commissioned a competitive market review of Deluxe’s executive compensation program in comparison to the S&P Mid-Cap 400 group of publicly-traded companies. This peer group includes Deluxe and serves as a benchmark of the appropriate mix of compensation elements, overall compensation levels, and benefit practices. In addition, market data was drawn from multiple published surveys of broader general industry practices, with a particular focus on industrial companies with revenues comparable to Deluxe. The role of the Company executives in setting compensation primarily is to make recommendations with respect to incentive plan targets in the context of management’s business and operational plans, and to provide information and data in support of the consultants and the Committee. The CEO also meets with the Committee annually to discuss each executive’s individual performance and make recommendations on incentive awards and adjustments to base salary for those executives. The Board’s non-employee directors evaluate the CEO each year and provide advice to the Committee regarding the CEO’s compensation based on that evaluation.

Executive Officer Compensation Program

        The Committee strives for a balance between short-term (annual) and long-term incentive pay that rewards the executives for the achievement of short-term goals while also focusing on the long-term growth of the Company. Compared to Deluxe’s general employee population, the Committee believes that executives should have a greater percentage of their total compensation delivered in long-term incentive versus short-term cash compensation. Long-term incentive compensation typically has been awarded in the form of equity, while short-term incentive compensation has been paid in cash. Each year the Committee reviews the form and amount of equity grants to ensure alignment with the Company’s overall compensation philosophy and to reward attainment of Company goals.

Base salaries – The Committee annually reviews the base salaries of Deluxe’s executive officers. The CEO makes recommendations for changes to base salaries based on each executive’s individual performance and the market data presented by the compensation consultants. The Committee performs the same analysis with respect to the CEO’s salary. During 2006, base salaries of our executive officers generally were set at or near the median of salaries paid to executive officers of the S&P Mid-Cap 400 companies in similar positions.

Annual incentive compensation – Executive officers and other management employees selected by the Committee participate in the Deluxe Corporation 2004 Annual Incentive Plan (the “Annual Incentive Plan”), which has been approved by our shareholders. The 2006 target amounts approved by the Committee under the Annual Incentive Plan were intended to provide annual cash compensation (i.e., base salary plus bonus) approximating the median of the cash compensation offered to executive officers in similar positions. Bonuses earned may exceed the target amount if performance goals are exceeded, and are less than the target amount if the performance goals are not fully attained, with no bonus payouts if Deluxe’s performance is below certain minimum thresholds. The Committee retains the discretion to adjust payouts under the Annual Incentive Plan. In accordance with Section 162(m) of the Internal Revenue Code, however, the Committee may not increase the payouts to the CEO and other designated executive officers under the Annual Incentive Plan.

        For the Named Executive Officers, the two performance factors that were considered in determining incentive compensation for 2006 under the Annual Incentive Plan were operating income and revenue. We believe those two performance criteria are critical drivers of our strategy to achieve profitable and sustainable growth, and thereby create long-term value for our shareholders. Each component was weighted equally, with target performance set in line with the Company’s annual operating plan (“AOP”) targets. These AOP targets also served as the basis for the financial performance expectations communicated publicly at the beginning of the year. For those executive officers not having specific business unit responsibilities, 50 percent of their incentive opportunity was linked to Deluxe’s consolidated operating income and 50 percent to consolidated revenue. For Luann Widener, Senior Vice President & President – Financial Services & Small Business Segments, who has specific business unit responsibilities, 50 percent of the incentive opportunity was linked to revenue in the Financial Services and Small Business segments and the remaining 50 percent was linked to Deluxe’s consolidated operating income.

        Deluxe’s actual performance in 2006 fell short of the performance payout thresholds. Therefore, with the exception of the CEO, who was guaranteed a minimum bonus payment for 2006 under the terms of his employment agreement dated April 10, 2006, there were no payouts to the executive officers under the Annual Incentive Plan for 2006.

        At the end of the second quarter, the Company announced a significant unanticipated write-off, which also substantially reduced Deluxe’s operating income expectations for the year. To ensure the focus of the Company’s employees, and provide adequate incentive to achieve the revised forecast, the Board of Directors endorsed a supplemental performance program that gave all incentive eligible employees the opportunity to receive up to 25 percent of their individual target bonus based on the attainment of the revised consolidated operating income target. Payouts under this supplemental program were subject to the Committee’s final approval, and would only be made to the extent the payout earned by an individual under the original targets applicable to them was less than 25 percent of their target bonus. Deluxe achieved the operating income target under this supplemental performance program, and the Committee approved incentive payments to the Named Executive Officers as follows (representing 25 percent of their target bonus opportunity): Luann Widener, Richard Greene, and Anthony Scarfone each received a payment of 12.5 percent of earned salary; Jeffrey Stoner received a payment of 11.25 percent of earned salary; and Terry Peterson received a payment of 10 percent of earned salary.

        For 2007, the Annual Incentive Plan metrics for executive officers will be based entirely on Deluxe’s consolidated operating performance, to ensure a singular focus on Deluxe’s enterprise-wide objectives. As in 2006, the performance measures to be considered in determining incentive payout levels under the Annual Incentive Plan for 2007 will be operating income and revenue. They will be weighted equally, although a minimum threshold of operating income must be achieved before any incentive can be paid out. Operating income and revenue targets for the Annual Incentive Plan in 2007 have been set at aggressive but realistic levels, and require year-over-year operating income growth to achieve the targeted performance level. In order to incent employees to meet these goals, while also providing a reasonable opportunity to achieve some level of payout in light of the aggressive nature of such goals, the minimum payout threshold under the operating income metric has been modestly reduced to 80 percent of the target, but the scale has been expanded to require a higher level of operating income performance (compared to the target) in order to achieve the maximum payout. The payout scale for the revenue component of the plan is essentially the same as in 2006, and requires achievement of at least 95 percent of the target to earn a minimum payout.

Long-term incentive compensation – In 2006, after analyzing a variety of approaches for delivering long-term incentive value to the executives and other key employees who participate in the Company’s long-term incentive program, the Committee endorsed a strategy that employs a combination of stock options and performance accelerated restricted stock. All executive officers, together with other designated key employees, received grants of stock options and performance accelerated restricted stock in 2006. The Compensation Committee believes this strategy achieves several critical objectives, including:

  Supporting and rewarding the achievement of Deluxe’s long-term business strategy and objectives;

  Encouraging decisions and behavior that will increase shareholder value;

  Reinforcing the pay-for-performance orientation of the overall executive compensation program.

  Allowing Deluxe to attract and retain key executive talent by providing competitive incentive and total compensation opportunities; and

  Promoting share ownership and facilitating achievement of the ownership guidelines.

        The target value of the long-term incentive compensation for 2006 approximated the median of the long-term incentive compensation provided to executive officers in the S&P Mid-Cap 400 group of companies where such comparisons were possible, and otherwise relied on the median reported in published surveys. All long-term incentive awards to executives and other key employees are granted on the same date, with the exception of awards made in conjunction with an individual’s promotion or hire into the Company. For 2006, the grant date for the equity awards coincided with the regularly scheduled February Compensation Committee meeting. The timing of the annual grants also aligns with the employee performance evaluation process and is outside any regular stock trading blackout period. The exercise price of all 2006 option grants is the closing price of Deluxe stock on the grant date.

        For 2006, the long-term incentive value was divided equally between stock options and performance accelerated restricted stock. The 50 percent delivered in stock options vests in three equal annual installments beginning on the first anniversary of the grant date and focuses the executives on share price appreciation. The remainder of the long-term incentive value is delivered in performance accelerated restricted stock. The performance accelerated restricted stock vests three years from the grant date, but vesting on 50 percent of the stock could have been accelerated if the 2006 cash flow performance target had been achieved. The performance accelerated restricted stock focuses the executive on making decisions that deliver cash flows and otherwise support long-term shareholder value, and also encourages stock ownership. Despite strong cash flow performance in 2006, Deluxe fell short of the pre-established cash flow target, so there was no accelerated vesting of the 2006 restricted stock grant.

        On January 1, 2004, the Company adopted the fair value method of accounting for stock-based awards, including stock options, restricted stock, and performance shares in accordance with the requirements of Statement of Financial Accounting Standard (“SFAS”) 123 and in 2006, SFAS 123(R). Performance shares allow for payouts to employees if Deluxe achieves three-year targeted levels of “Deluxe Value Added” (a criterion designed to measure Deluxe’s return on capital employed in the business) and total shareholder return. Performance shares have not been granted since 2005, and those performance shares currently outstanding are not expected to result in any payouts.

        As in 2006, the 2007 long-term incentive program will consist of stock options and performance accelerated restricted stock. The acceleration component of the performance accelerated restricted stock grant will be measured on the achievement of a 2007 cash flow target. The Committee believes stock options and performance accelerated restricted stock will continue to achieve the Company’s critical long-term objectives and align management actions with the long-term strategy of the Company, thereby promoting shareholder value.

Deferred compensation programs – Deluxe maintains a deterred compensation plan under which executives and other key employees may choose to defer up to 100 percent of base salary (less applicable deductions) and up to 50 percent of any bonus payout into multiple investment options. The investment options match, or are similar to, the investment options available to employees in the Company’s broad-based retirement plans. Executives and other key employees also may choose to defer up to 100 percent of their Annual Incentive Plan payout into restricted stock units, in which case the Company will provide a 50 percent match on the amounts deferred into such restricted stock units. The restricted stock units vest on the second anniversary of the date of the grant.

Retirement program – The executive officers are eligible to participate in the same qualified retirement program available to most employees. The program consists of three components, including a defined contribution pension plan, an annual profit sharing plan under which contributions are made based on Deluxe’s performance, and a 401(k) plan. The incremental value of benefits provided to the Named Executive Officers under this program is included in the All Other Compensation column of the Summary Compensation Table.

Other programs – Deluxe has a non-qualified defined contribution plan which restores benefits lost under the qualified plans due to Internal Revenue Code limits, also known as an ERISA excess plan. Contributions for the Named Executive Officers under this plan for 2006 are also reflected in the All Other Compensation column of the Summary Compensation Table.

        In 2006, all Named Executive Officers, with the exception of Mr. Schram, participated in the executive officer Personal Choice Program. The Personal Choice Program provided senior executives with a quarterly cash allowance of $3,750 to cover personal expenses typically incurred by executives while performing their duties (such as vehicle expenses, personal security systems, etc.), along with reimbursement of up to $9,000 (plus a tax gross up) for approved tax and financial planning expenses. For 2007, these benefits have been modified to eliminate the financial and tax planning assistance and, instead, increase the quarterly cash allowance for senior executives to $7,500, with no tax gross-ups.

Stock ownership – Deluxe has established stock ownership guidelines for its executive officers, and the Compensation Committee regularly reviews each executive officer’s progress toward attaining his or her ownership target. The current guideline for the CEO is five times base salary, and for all senior vice presidents is two times base salary. The guidelines call for the targeted level of ownership to be achieved within five years of the time the individual becomes an executive officer. For purposes of calculating an executive’s stock ownership under these guidelines, stock options are not included. While restricted shares and restricted stock units convertible into shares are included, only 60 percent of their value is counted toward the ownership target prior to vesting, based on the assumption that approximately 40 percent of such shares or units will be withheld or surrendered by the executive upon vesting to cover taxes. With the decline in stock price during 2006, some executives who had attained their ownership target or were on track to attain their target, fell short of their goal for 2006. In each situation the executives increased their actual share ownership, and the Committee therefore determined that the executives were continuing toward their ownership targets at an appropriate pace, and will review their progress again in 2007.

        In addition to the stock ownership guidelines, executive officers are subject to share retention and holding period requirements. Under this policy, executive officers who have not achieved their ownership targets must retain 75 percent of the net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and vesting of other equity awards, and are required to hold the shares until the ownership targets are met. The Company also maintains a general policy against transactions by directors and executive officers intended to hedge the economic risk of ownership in Deluxe stock, and requires any such hedging transactions to be pre-approved by the Board’s Corporate Governance Committee.

2006 CEO Transition

        As previously disclosed by the Company, Ronald Eilers assumed the role of interim CEO at the end of 2005. Consistent with the terms of the transition agreement governing his interim appointment, including his plan to retire after the transition of his duties to the new CEO, Mr. Eilers resigned as CEO upon Mr. Schram’s appointment to that post on May 1, 2006, and thereafter retired from the Company, effective July 2, 2006. For 2006, Mr. Eilers received base compensation of $312,500, reflecting a partial year of service. Mr. Eilers did not earn incentive compensation under the Annual Incentive Plan in 2006. Mr. Eilers’ retirement was recognized as an “Approved Retirement” or a “Qualified Retirement” for purposes of vesting his restricted stock, restricted stock units and stock options that were outstanding on his retirement date, pursuant to the terms of the award agreements referenced in his transition agreement. A complete copy of Mr. Eilers’ transition agreement was filed as an exhibit to Deluxe’s Current Report on Form 8-K on November 24, 2005.

        Due to the inherent uncertainty connected with the CEO transition, in February and March of 2006, several executives received retention-based restricted stock grants that vest two years from the date of grant. These grants were intended to act as a retention incentive during the period that the search for a new CEO continued and for a period of time after the new CEO assumed his duties. Grants were made as follows: Mr. Peterson, 7,000 shares; Mr. Treff, 16,600 shares; Ms. Widener, 11,700 shares; and Mr. Scarfone, 11,000 shares. Mr. Treff’s shares were forfeited upon his resignation from Deluxe.

        The Company entered into an employment agreement with Mr. Schram at his time of hire, which included a signing bonus, a guaranteed bonus payment for 2006, a grant of restricted stock, and a long-term incentive grant consisting of stock options and performance accelerated restricted stock. A complete copy of Mr. Schram’s employment agreement was filed as an exhibit to Deluxe’s Current Report on Form 8-K on April 17, 2006, and also is addressed in greater detail in the tables, footnotes and narrative following this Compensation Discussion and Analysis.

Severance, Retention and Change of Control Arrangements

        Deluxe has entered into severance arrangements or agreements with each of its Named Executive Officers (collectively “arrangements”). The arrangements are intended to facilitate the executives’ attention to the affairs of Deluxe and to recognize their key role within the Company. If their employment is terminated without “cause” by Deluxe or by the executive with “good reason,” he or she is eligible to receive severance benefits. The Severance Calculation table appearing later in this proxy statement, together with the accompanying narrative to that table, explains in detail the benefits provided under these arrangements and the circumstances under which a Named Executive Officer would be eligible for severance benefits. Receipt of these benefits is conditioned upon the executive entering into a release, and agreeing to maintain the confidentiality of Company confidential information for a period of two years after their termination. Mr. Schram’s employment agreement also requires that for two years after he ceases to be employed by Deluxe he will not engage in any business that competes with Deluxe, will not hire any employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.

        The Company also has entered into retention agreements (“Retention Agreements”) with Mr. Schram and the Senior Vice Presidents (hereinafter, “Executives”) that are designed to ensure that Deluxe will receive the continued service of the Executive in the event of the possibility or occurrence of a change of control, by reducing the distraction that could be caused by personal uncertainty about their compensation and benefits under those circumstances. These Retention Agreements are addressed in greater detail in the narrative accompanying the Change in Control Calculations table appearing later in this proxy statement. Generally speaking, however, these Retention Agreements provide incentives for the Executive to remain with Deluxe through a contemplated change of control, and provide certain benefits in the event the Executive’s employment is negatively impacted as a result of, or following, a change of control. In other words, benefits are not paid out automatically upon a change of control, but only if the Executive’s employment is negatively affected. Moreover, the severance arrangements described above do not apply if the executive’s employment is terminated following a change of control under circumstances that would entitle them to receive benefits under the Retention Agreements.

Compliance with Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by Deluxe’s shareholders. With the exception of compensation paid to Mr. Schram, which included certain one-time awards and benefits as part of his hiring package that do not qualify as performance-based compensation, we expect that all compensation paid in 2006 to the executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or because the payment of such compensation complies with the provisions of Section 162(m).

        The Company believes that it is important to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers, and has taken such actions as may be necessary to continue to qualify significant portions of executive compensation as performance-based under Section 162(m).

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Deluxe Corporation’s Annual Report on Form 10-K for the year ending December 31, 2006.

MEMBERS OF THE COMPENSATION COMMITTEE Charles A. Haggerty, Chair T. Michael Glenn William A. Hawkins, III Stephen P. Nachtsheim

Executive Compensation Tables

        The Summary Compensation Table, Other Compensation Supplemental Table, and Grants of Plan-Based Award Table presented on the following pages summarize the total compensation paid to or earned by each of the individuals who served as Deluxe’s Chief Executive Officer or Chief Financial Officer during any part of 2006, and the next three most highly compensated executive officers for 2006 (collectively, the “Named Executive Officers”). The following narrative is provided to help you understand the information presented in those tables.

        Mr. Schram joined Deluxe in May of 2006, and received base compensation during 2006 of $483,333, reflecting an annualized salary of $725,000. In accordance with the employment agreement executed at the time of his hiring, Mr. Schram received a one-time lump-sum signing bonus of $300,000. In addition, in consideration of Mr. Schram’s commencement and continuation of employment, and to replace forfeited compensation earned at his previous employer, Mr. Schram was granted 59,575 shares of restricted stock on May 1, 2006, the date he commenced his employment with the Company. Fifty percent of the grant will vest upon completion of 12 months of employment, with the remaining 50 percent vesting upon completion of 24 months of employment with the Company. Mr. Schram received a guaranteed Annual Incentive Plan payment for 2006 equal to 50 percent of his target bonus opportunity, and also received a long-term incentive grant consisting of stock options and performance accelerated restricted stock. Mr. Schram was awarded a seven-year, non-qualified stock option to purchase 182,000 shares of Deluxe common stock, exercisable at $23.50 per share, the closing price of a share of Deluxe common stock on the grant date. The option vests in three equal annual installments commencing on May 1, 2007. Mr. Schram also received a grant of 27,200 shares of performance accelerated restricted stock, which is subject to the same three-year vesting provision contained in all such awards granted in 2006. Deluxe’s cash flow performance in 2006 was below the established acceleration threshold, so there was no accelerated vesting of that restricted stock award.

        The base salaries of executives were generally set at or near the median for executive officers of the S&P Mid-Cap 400 companies in similar positions. The executives participate in the Company’s Annual Incentive Plan, under which bonuses can be earned based on pre-established performance criteria. For 2006, these criteria included operating income and revenue. The performance criteria under the Plan were not met in 2006, so no payments under this Plan were made to officers, except the guaranteed payment to Mr. Schram.

        In November of 2005, Deluxe announced that it had entered into a Transition Agreement (the “Transition Agreement”) with Mr. Eilers in conjunction with his appointment as interim CEO following his predecessor’s retirement. Consistent with this announcement, and his announced plan to retire after the transition of his duties to the new CEO, Mr. Eilers resigned as CEO upon Mr. Schram’s appointment to that post on May 1, 2006, and thereafter retired from the Company effective July 2, 2006. For 2006, Mr. Eilers received base compensation of $312,500, reflecting a partial year of service. Mr. Eilers did not earn incentive compensation under the Annual Incentive Plan in 2006.

        Pursuant to the Transition Agreement, Mr. Eilers’ outstanding restricted stock, restricted stock units and stock options vested as of his retirement date. In addition, Mr. Eilers and his wife will continue to be covered by the medical plans currently available to executive officers of Deluxe for the remainder of their lives, subject to any changes in those plans as may be made generally. He also earned a lump-sum cash payment equal to $150,000 (representing the pro-rated value of a foregone long-term incentive award for 2006) and a retention bonus of $937,500, the latter of which was paid in January 2007 in accordance with Section 409A of the Internal Revenue Code. A complete copy of the Transition Agreement was filed as an exhibit to Deluxe’s Current Report on Form 8-K on November 24, 2005.

        As explained in the Compensation Discussion and Analysis section, at mid-year the Compensation Committee endorsed a Supplemental Performance Program for eligible employees, including the Named Executive Officers, with the exception of Messrs. Eilers and Treff who were no longer with the Company. The supplemental program covered operating income performance for the second half of the year. The performance criteria under this program were met, and all of the other Named Executive Officers, except Mr. Schram (who already had been guaranteed a bonus payment for 2006 under his employment agreement), received incentive compensation under this program.

        All of the Named Executive Officers participated in a long-term incentive compensation program in 2006, pursuant to which they were awarded stock options and performance accelerated restricted stock. The target value of the program approximates the median of long-term incentive compensation provided to executive officers in the S&P Mid-Cap 400 group of companies. The awards to executives under the program were granted on the same day as awards to all eligible employees, or in conjunction with the individual’s hire or promotion to a new role. The exercise price for each option grant is the closing price of Deluxe’s stock on the grant date. The options vest annually in one-third increments, and performance accelerated restricted stock awards vest after three years, except that 50 percent of the performance accelerated stock awards could vest within one year if a 2006 cash flow target were achieved. The cash flow target was not met and acceleration did not occur. Dividend or dividend equivalents for these equity-related awards are paid at the same rate and time as regularly scheduled dividends.

        The Named Executive Officers, other than the CEO, also participate in a program that provides a quarterly cash allowance for personal expenses typically incurred while performing their duties. In 2006, the participating executives also received grossed-up reimbursement of approved expenses for financial and tax planning assistance.

SUMMARY COMPENSATION TABLE

Name	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Lee J. Schram(6)
Chief Executive Officer	2006	$483,333	$541,667	$606,631	$152,992	$0	$146,768	$1,931,391

Ronald E. Eilers(7)
former Chief Executive
Officer	2006	312,500	0	189,972	93,843	0	1,203,691	1,800,006

Richard S. Greene(8)
Sr. Vice President &
Chief Financial Officer	2006	87,500	0	12,500	0	10,938	5,197	116,135

Terry D. Peterson(9)
Vice President & Chief
Accounting Officer	2006	240,158	0	95,983	16,471	24,016	42,880	419,508

Douglas J. Treff(10)
former Chief Financial
Officer	2006	136,420	0	(101,275)	(229,180)	0	42,531	(151,504)

Luann E. Widener
Sr. Vice President &
President – Financial
Services & Small
Business Segments	2006	304,948	0	194,808	61,485	38,119	67,718	667,078

Anthony C. Scarfone
Sr. Vice President,
General Counsel &
Secretary	2006	290,000	0	203,799	53,688	36,250	68,927	652,664

Jeffrey D. Stoner
Sr. Vice President –
Human Resources	2006	210,428	0	22,170	17,643	24,032	30,317	304,590
_________________

(1)	Mr. Schram’s bonus payment includes a guaranteed bonus for 2006 of $241,667 (representing 50 percent of his target bonus eligibility for the year), and a signing bonus of $300,000, both of which payments were provided for in his employment agreement dated April 10, 2006.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of awards or forfeitures under the long-term incentive program, and thus may include amounts attributable to awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s Consolidated Financial Statements filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), of awards or forfeitures under the long-term incentive program, and thus may include amounts attributable to awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in the Note 10 to the Company’s Consolidated Financial Statements filed as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	The amounts listed in this column reflect the dollar amounts paid to the executive officers for achievement of the operating income performance metric established under the 2006 Supplemental Performance Program.

(5)	A detailed description of the amounts listed in this column is contained in the “Other Compensation Supplemental Table” immediately following this table.

(6)	Mr. Schram commenced his employment with Deluxe on May 1, 2006.

(7)	Mr. Eilers retired on July 2, 2006.

(8)	Mr. Greene commenced his employment with Deluxe on October 2, 2006.

(9)	Mr. Peterson served as interim CFO from May 6, 2006 through October 1, 2006.

(10)	Mr. Treff terminated his employment with the Company on May 5, 2006. Negative amounts reported are due to forfeiture of equity awards upon termination.

OTHER COMPENSATION SUPPLEMENTAL TABLE

Name	Perks and Other Personal Benefits(1) ($)	Tax Reimburse- ment(2) ($)	Payments/ Accruals on Termination Plans(3) ($)	Company Contributions to Defined Contribution Plans ($)	Dividends or Earnings on Stock or Option Awards(4) ($)	Other(5) ($)	Total ($)

Lee J. Schram	$0	$23,487	$0	$0	$78,098	$45,183	$146,768

Ronald E. Eilers	19,000	7,158	51,693	15,400	19,240	1,091,200	1,203,691

Richard S. Greene	3,750	0	0	0	1,447	0	5,197

Terry D. Peterson	15,000	0	0	15,400	11,674	806	42,880

Douglas J. Treff	7,000	2,585	15,585	4,093	13,268	0	42,531

Luann E. Widener	19,341	3,182	0	15,400	26,397	3,398	67,718

Anthony C. Scarfone	19,500	3,299	0	15,400	27,928	2,800	68,927

Jeffrey D. Stoner	11,827	0	0	14,730	3,760	0	30,317
_________________

(1)	Amounts include Personal Choice Program cash allowances and reimbursement of approved tax and financial planning expenses. The tax gross-up for the tax and financial planning reimbursement is included in the Tax Reimbursement column. There is no tax gross-up for the Personal Choice Program.

(2)	Amount for Mr. Schram reflects tax gross-up on reimbursement of the relocation expenses recorded in the “Other” column. The amounts listed for the other executives include tax gross-up for approved tax and financial planning expenses recorded in the first column.

(3)	Amounts are accrued paid time off balances that were paid out at the time of termination of employment in accordance with Company policy.

(4)	Amounts reflect dividends and dividend equivalents paid on restricted stock and restricted stock units. The dividends and dividend equivalents are paid at the same rate and at the same time as regularly declared dividends.

(5)	Amount for Mr. Schram reflects reimbursement of relocation expenses, as provided for in his employment agreement dated April 10, 2006. In accordance with his Transition Agreement, Mr. Eilers’ amount includes $150,000 paid in lieu of participating in the long-term incentive program for 2006, $937,500 as a retention bonus earned in 2006 but paid in January 2007 in accordance with Section 409A of the Internal Revenue Code, and $3,700 in ERISA excess contributions. The remaining amounts listed are ERISA excess amounts for the year, which generally are contributed to the executives’ non-qualified deferred compensation account within 90 days after the end of the year.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
	Grant Date	Date of Action to Grant
Lee J. Schram (3)	5/1/06	4/10/06			182,000	$23.50	$690,821
	5/1/06	4/10/06	27,200	(5)			639,200
	5/1/06	4/10/06	59,575	(6)			1,400,013

	Grant Date
Ronald E. Eilers			-0-		-0-	-0-	-0-

Richard S. Greene	10/02/06		5,787	(7)			99,999

Terry D. Peterson	2/14/06				10,800	26.58	46,367
	2/14/06		1,600	(5)			42,528
	2/14/06		7,000	(7)			186,060

Douglas J. Treff (4)	2/14/06				39,200	26.58	168,294
	2/14/06		5,800	(5)			154,164
	2/14/06		16,600	(7)			441,228

Luann E. Widener	2/14/06				17,400	26.58	74,702
	2/14/06		2,600	(5)			69,108
	2/14/06		9,100	(7)			241,878
	3/1/06				15,200	24.99	61,353
	3/1/06		2,200	(5)			54,978
	3/1/06		2,300	(7)			57,477

Anthony C. Scarfone	2/14/06				26,100	26.58	112,053
	2/14/06		3,900	(5)			103,662
	2/14/06		11,000	(7)			292,380

Jeffrey D. Stoner	2/14/06				7,000	26.58	30,052
	2/14/06		1,000	(5)			26,580
	4/26/06				5,000	24.01	19,390
	4/26/06		1,000	(5)			24,010
_________________

(1)	Stock options have seven-year terms and vest 33-1/3 percent per year over three years.

(2)	The grant date fair value of options is based on the stock price at the time of grant multiplied by the Black-Scholes value of 16.152 percent.

(3)	Mr. Schram’s employment agreement was entered into on April 10, 2006. It provided that all equity grants contemplated in that agreement would be made as of his first day of employment, which was May 1, 2006.

(4)	Mr. Treff’s awards were forfeited at the time of his termination from the company.

(5)	Performance accelerated restricted stock grants that vest on the third anniversary of the award date. The agreements provided that 50 percent of the shares would vest on the first anniversary if the Company achieved a 2006 cash flow performance threshold. The performance threshold was not achieved, so no acceleration of vesting occurred.

(6)	Restricted stock grant that vests 50 percent per year over two years.

(7)	Restricted stock grants that vest on the second anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lee J. Schram	182,000	(4)				$23.50	5/1/2013	59,575	(5)	$1,501,290
								27,200	(6)	685,440

Ronald E. Eilers	110,000					47.67	3/14/09
	11,340					39.63	7/1/09
	10,650					42.35	7/1/09
	73,333					38.54	7/1/09				1,088	(7)	$27,418

Richard S. Greene								5,787	(8)	145,832

Terry D. Peterson			10,800	(9)		26.58	2/14/13	1,600	(11)	40,320	480		12,096
	717		1,433	(10)		39.63	4/27/12	7,000	(12)	176,400
								380	(13)	9,576

Douglas J. Treff(3)	-0-		-0-			-0-	-0-	-0-		-0-	-0-		-0-

Luann E. Widener			15,200	(14)		24.99	3/1/13	2,200	(18)	55,440	900		22,680
			17,400	(15)		26.58	2/14/13	2,300	(19)	57,960
	1,334		2,666	(16)		39.63	4/27/12	2,600	(20)	65,520
	1,913		957	(17)		42.35	5/4/11	9,100	(21)	229,320
	10,000					38.54	3/10/10	1,000	(22)	25,200
	10,000					47.67	3/14/09	3,890	(23)	98,028
								600	(24)	15,120

[Table continued on next page.]

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – continued

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anthony C. Scarfone		26,100	(25)		$26.58	2/14/13	3,900	(28)	$98,280	1,113	$28,035
	1,600	3,200	(26)		39.63	4/27/12	11,000	(29)	277,200
	3,200	1,600	(27)		42.35	5/4/11	1,030	(30)	25,956
	30,000				38.54	3/10/10	4,523	(31)	113,980
	30,000				47.67	3/14/09	1,030	(32)	25,956
	25,925				16.42	10/26/10

Jeffrey D. Stoner		5,000	(33)		24.01	4/26/13	1,000	(37)	25,200	293	7,371
		7,000	(34)		26.58	2/14/13	1,000	(38)	25,200
	422	844	(35)		39.63	4/27/12	264	(39)	6,653
	580	290	(36)		42.35	5/4/11	756	(40)	19,051
							180	(41)	4,536
_________________
(1)	Based on the closing price of Deluxe common stock on December 29, 2006 ($25.20 per share).

(2)	Performance shares granted in 2005 with three-year performance period. Threshold numbers of shares are listed based on a low probability of achieving performance targets for payout. Performance period from 1/1/05 to 12/31/07, with stock vesting on 4/27/08 based on performance relative to targets.

(3)	Mr. Treff terminated his employment with the Company as of 5/5/06. All unexercised stock options and unvested stock awards were forfeited as of his termination date.

Lee J. Schram: 4 – Stock options granted on 5/1/06 vest in three equal installments on 5/1/07, 5/1/08, and 5/1/09. 5 – Restricted stock granted on 5/1/06 vests in two equal installments on 5/1/07 and 5/1/08. 6 – Performance Accelerated Restricted Stock (“PARS”) granted on 5/1/06 vests on 5/1/09.

Ronald E. Eilers: 7 – Performance shares are reported at minimum threshold based on a low probability of achieving performance targets and are pro-rated based on Mr. Eilers’ retirement date.

Richard S. Greene: 8 – Restricted stock granted on 10/2/06 vests on 10/2/08.

Terry D. Peterson: 9 – Stock options granted on 2/14/06 vest in three equal installments on 2/14/07, 2/14/08 and 2/14/09. 10 – Stock options granted on 4/27/05 with the remainder of the unvested options vesting in two equal installments on 4/27/07 and 4/27/08. 11 – PARS granted on 2/14/06 vests on 2/14/09. 12 – Restricted stock granted on 2/14/06 vests on 2/14/08. 13 – Restricted stock granted on 4/27/05 vests on 4/27/08.

Luann E. Widener: 14 – Stock options granted on 3/1/06 vest in three equal installments on 3/1/07, 3/1/08, and 3/1/09. 15 – Stock options granted on 2/14/06 vest in three equal installments on 2/14/07, 2/14/08, and 2/14/09. 16 – Stock options granted on 4/27/05 with the remainder of the unvested options vesting in two equal installments on 4/27/07 and 4/27/08. 17 – Stock options granted on 5/4/04 with the remainder of the unvested options vesting on 5/4/07. 18 – PARS granted on 3/1/06 vests on 3/1/09. 19 – Restricted stock granted on 3/1/06 vests on 3/1/08. 20 – PARS granted on 2/14/06 vests on 2/14/09. 21 – Restricted stock granted on 2/14/06 vests on 2/14/08. 22 – Restricted stock granted on 4/27/05 vests on 4/27/08. 23 – Restricted stock units granted on 1/25/05 vested on 1/25/07. 24 – Restricted stock granted on 5/4/04 vests on 5/4/07.

Anthony C. Scarfone: 25 – Stock options granted on 2/14/06 vest in three equal installments on 2/14/07, 2/14/08, and 2/14/09. 26 – Stock options granted on 4/27/05 with the remainder vesting in two equal installments on 4/27/07 and 4/27/08. 27 – Stock options granted on 5/4/04 with the remainder vesting on 5/4/07. 28 – PARS granted on 2/14/06 vests on 2/14/09. 29 – Restricted stock granted on 2/14/06 vests on 2/14/08. 30 – Restricted stock granted on 4/27/05 vests on 4/27/08. 31 – Restricted stock units granted on 1/25/05 vested on 1/25/07. 32 – Restricted stock granted on 5/4/04 vests on 5/4/07.

Jeffrey D. Stoner: 33 – Stock options granted on 4/26/06 vest in three equal installments on 4/26/07, 4/26/08, and 4/26/09. 34 – Stock options granted on 2/14/06 vest in three equal installments on 2/14/07, 2/14/08, and 2/14/09. 35 – Stock options granted on 4/27/05 with the remaining vesting in two equal installments on 4/27/07 and 4/27/08. 36 – Stock options granted on 5/4/04 with the remainder vesting on 5/4/07. 37 – PARS granted on 4/26/06 vests on 4/26/09. 38 – PARS granted on 2/14/06 vests on 2/14/09. 39 – Restricted stock granted on 4/27/05 vests on 4/27/08. 40 – Restricted stock units granted on 1/25/05 vested on 1/25/07. 41 – Restricted stock granted on 5/4/04 vests on 5/4/07.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lee J. Schram	0	$0	0	$0

Ronald E. Eilers (1)	0	0	24,051	420,411

Richard S. Greene	0	0	0	0

Terry D. Peterson	0	0	0	0

Douglas J. Treff (2)	60,485	406,276	0	0

Luann E. Widener	0	0	0	0

Anthony C. Scarfone	0	0	0	0

Jeffrey D. Stoner	0	0	0	0
_________________
(1)	Upon Mr. Eilers’ retirement, 24,051 shares of restricted stock vested at a value of $17.48 per share.

(2)	Mr. Treff exercised 60,485 stock options on May 3, 2006 at an option price of $16.42 per share. The fair market value of the Company’s stock on the date of exercise was $23.14 per share.

Deferred Compensation Plan

        Deluxe’s Deferred Compensation Plan permits eligible employees to defer annually receipt of up to 100 percent of base salary, and up to 50 percent of bonuses. In connection with this plan, Deluxe has created a non-qualified grantor trust (commonly known as a “Rabbi Trust”), through which Deluxe’s obligations under the plan are funded. No assets are set aside for individual participants in the plan, and the trust assets remain subject to the claims of Deluxe’s creditors. Amounts deferred under the plan are payable on the earliest to occur of a change of control of Deluxe, the participant’s termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A of the Internal Revenue Code (“Section 409A”). Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant. Deluxe also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants’ accounts if IRS limits or the deferrals made by a participant under this Plan have the effect of reducing the contributions they otherwise would receive from Deluxe under the Company’s qualified benefit plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Lee J. Schram	$0	$0	$0	$0	$0

Ronald E. Eilers	0	10,448	60,346	105,433	1,227,657

Richard S. Greene	0	0	0	0	0

Terry D. Peterson	0	0	0	0	0

Douglas J. Treff	0	6,087	97,071	29,636	748,569

Luann E. Widener	0	4,513	2,843	0	35,592

Anthony C. Scarfone	0	6,443	36,485	0	306,576

Jeffrey D. Stoner	0	0	0	0	0
_________________
(1)	Amounts represent ERISA excess payments attributable to retirement plan contributions that could not be made to the executives’ qualified retirement plan accounts due to IRS wage limits. These payments are made after the end of the year to which they relate. As a result, amounts shown in this table would be reported for the preceding fiscal year in the “All Other Compensation” column of the Summary Compensation Table.

(2)	Participants in this plan allocate their deferrals into phantom funds similar to the funds available under the Company’s qualified retirement plans. Amounts reported reflect the performance of these phantom funds.

(3)	The amounts reported in previous years’ Summary Compensation Tables were: $1,120,754 for Mr. Eilers; $490,971 for Mr. Treff; $1,700 for Ms. Widener; and $192,911 for Mr. Scarfone.

Severance, Retention and Change of Control Arrangements

        Deluxe has entered into severance arrangements or agreements with each of its Named Executive Officers. Mr. Schram’s employment agreement contains provisions with respect to severance, and the other Named Executive Officers are subject to separate severance agreements (collectively “arrangements”). The arrangements are intended to facilitate the executive’s attention to the affairs of Deluxe and to recognize their key role within the Company. Under Mr. Schram’s arrangement, he would be eligible to receive severance benefits if his employment is terminated without cause by Deluxe or by him with Good Reason. Under his employment agreement, “Good Reason” includes (1) a material reduction in authority, duties or responsibilities without his written consent; (2) a material reduction in his total compensation or a failure by the Company to comply with his employment agreement; (3) a termination of his employment by the Company in a manner that does not comply with his employment agreement; or (4) a request by the Company that he act or omit to act in a way that violates the Company’s ethical guidelines or practices. Mr. Schram’s employment agreement provides the following benefits if he is terminated by Deluxe without cause or he terminates his employment for Good Reason: (1) 12 monthly payments of his then current monthly base salary; (2) for a period of 12 months following completion of the initial 12 months of salary continuation, an additional monthly payment equal to the amount, if any, that his monthly base pay as of termination exceeds any monthly compensation he may earn from subsequent employment in that month; (3) executive level outplacement services for up to 12 months; and (4) an additional lump-sum payment of $13,000 to assist with expenses incurred in connection with his transition.

        The severance arrangements with the other Named Executive Officers contain a similar definition of Good Reason and add, as an additional basis for resigning with Good Reason, a requirement to relocate more than 50 miles from his or her then current location. If these executives are terminated by Deluxe without cause or the executive terminates his or her employment for Good Reason, he or she will receive payments calculated on the same basis as the payments that Mr. Schram would receive, except that any additional monthly payment following the first 12 months of salary continuation would last for only six months. Receipt of these benefits by Mr. Schram or any other Named Executive Officers is conditioned upon the executive entering into a release. The Named Executive Officers are required by their severance arrangements to maintain the confidentiality of Company confidential information for a period of two years after their termination. Mr. Schram’s employment agreement also requires that for two years after he ceases to be employed by Deluxe he will not engage in any business that competes with Deluxe, will not hire any Company employee or induce an employee to provide confidential information to a third party, and will not induce any customer or supplier to stop doing business with the Company.

        The severance arrangements are not effective if the executive’s employment is terminated following a change of control under circumstances that would entitle them to receive benefits under the retention agreements described below (“Retention Agreements”).

        The Company has entered into Retention Agreements with Mr. Schram and the Senior Vice Presidents (“hereinafter, “Executives”) that are designed to ensure that Deluxe will receive the continued service of the Executive in the event of a change of control, by reducing the distraction that could be caused by personal uncertainty about their compensation and benefits under those circumstances. Under the Retention Agreements, each of the participating Executives agrees to remain employed by Deluxe, and Deluxe agrees to continue to employ each Executive, until the second anniversary following a “Change of Control” (as that term is defined in the Retention Agreements). During the two-year period (the “Employment Period”), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180-day period prior to the date (the “Effective Date”) of the Change of Control. The annual base salary of an Executive may not be reduced below that earned by the Executive during the twelve-month period preceding the Effective Date, provided, however, that the annual base salary may be reduced to an amount not less than 90 percent of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all senior officers of Deluxe. In determining any increase in an Executive’s base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer executives. The Executives are also entitled to receive annual incentive payments during the Employment Period on the same objective basis as other peer executives, although in no event may an Executive’s annual target bonus opportunity be less favorable to the Executive than that provided by Deluxe in the last fiscal year prior to the Effective Date, and if the bonuses payable to other peer executives during the Employment Period are not wholly based on objective criteria, the Executive’s annual incentive payment must be at least equal to an amount determined with reference to the Executive’s average annual incentive payments for certain periods ending prior to the Effective Date. During the Employment Period, each Executive is also entitled to participate in Deluxe’s stock incentive, retirement, and other benefit plans on the same basis as Deluxe’s other Executives, and the benefits to the Executives under such plans generally may not be reduced from those provided during the one-year period prior to the Effective Date.

        If, during the Employment Period, Deluxe terminates a participating Executive’s employment other than for “Cause” or “Disability,” or the Executive terminates his or her employment for “Good Reason” (as those terms are defined in the Retention Agreements), the Executive is entitled to a lump-sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a pro-rated annual incentive payment for the year of termination based on the greater of (1) the Executive’s target bonus under Deluxe’s annual incentive plan in respect of the year in which the termination occurs or, if greater, for the year in which the Change of Control occurs (the “Target Bonus”) and (2) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of that year Deluxe’s actual performance through the termination date. In addition, the Executive is entitled to receive a lump-sum payment equal to three times the sum of the Executive’s annual base salary and the higher of the Target Bonus or the average of the Executive’s annual incentive payments for the last three full fiscal years prior to the Effective Date, plus three times the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans in which the Executive participated prior to his or her termination. Certain resignations and terminations in anticipation of Changes of Control also constitute qualifying terminations. The Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three-year period after a qualifying termination and to certain out-placement services.

        The Retention Agreements also provide that if any payment or benefit received or to be received by an Executive, whether or not pursuant to his or her Retention Agreement, would be subject to the federal excise tax on “parachute” payments provided by Section 280G of the Internal Revenue Code, Deluxe will pay to the Executive an additional amount so that the Executive realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

        Deluxe also utilizes standard forms of stock option and restricted stock award agreements in conjunction with its long-term incentive program. These agreements provide for accelerated vesting of the awards, in whole or in part, upon certain events, including termination of the employee without cause or a change of control. Generally speaking, for awards issued prior to 2007, stock options vest in full, and restricted stock vests pro rata, upon termination without cause or a change of control. Beginning in 2007, the vesting of awards upon a change of control will only be accelerated if the acquiring or surviving entity fails to honor the award agreements with comparable equity, or if the employee is terminated without cause or resigns for Good Reason (as defined in the agreements) following the change of control.

        The foregoing summary is qualified in its entirety by reference to the complete text of Mr. Schram’s Employment Agreement, and the forms of Retention Agreement, Severance Agreement and equity award agreements, all of which are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

        The following table illustrates the benefits that would be received by the named executives under the severance arrangements described above, assuming a hypothetical severance occurring on the last business day of the prior fiscal year.

SEVERANCE CALCULATIONS

Name	Salary Continuation(1) ($)	Outplacement(2) ($)	Stock Option Acceleration(3) ($)	Restricted Stock Acceleration(4) ($)	Other(5) ($)	Total ($)
Lee J. Schram	$1,450,000	$9,500	$309,400	$1,652,767	$13,000	$3,434,667

Richard S. Greene	525,000	9,500	0	17,590	13,000	565,090

Terry D. Peterson	393,000	9,500	0	93,895	13,000	509,395

Luann E. Widener	517,500	9,500	3,192	448,560	13,000	991,752

Anthony C. Scarfone	435,000	9,500	0	186,757	13,000	644,257

Jeffrey D. Stoner	330,000	9,500	5,950	20,714	13,000	379,164
_________________
(1)	Salary continuation benefits include twelve months of full salary, plus the difference in compensation otherwise earned by the individual and their base salary at termination from Deluxe for (a) an additional twelve months for the CEO, and (b) an additional six months for the other executives. Amounts shown assume no employment is secured after the initial twelve months, and therefore reflect maximum amounts payable.

(2)	Estimated cost of outplacement services for twelve months.

(3)	Accelerated vesting on stock options at the time of termination, with three months to exercise. The value is based on the closing price of Deluxe common stock on December 29, 2006 ($25.20 per share).

(4)	Pro-rata acceleration of vesting on restricted stock based on the date of termination. Value based on the closing price of Deluxe common stock on December 29, 2006 ($25.20 per share). The amount for Mr. Schram includes full vesting of a one-time grant made upon hire to replace forfeited equity compensation from his prior employer. The amount listed for Ms. Widener assumes approved retiree status at the time of severance, which requires at least 20 years of services and more than 75 points (age plus years of service) with the Company, as well as Compensation Committee approval, and results in full vesting of awards.

(5)	Lump-sum payment in lieu of benefits continuation.

        The following table illustrates the benefits that would be received by the named executives under the Retention Agreements described above, assuming a hypothetical triggering event occurring on the last business day of the prior fiscal year.

CHANGE OF CONTROL CALCULATIONS

Name	Type of Compensation	Due on Change of Control followed by termination by Company without cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance [1]	$ 4,350,000	$ 0
	Vesting of Options [2]	309,400	309,400
	Vesting of Restricted Stock [3]	1,652,637	897,543
Lee J. Schram	Benefit Continuation [4]	45,000	0
	Retirement Plan Contribution [5]	87,000	0
	Outplacement [6]	25,000	0
	Total Payments Before Excise Tax	6,469,037	1,206,943
	Excise Tax Gross-Up [7]	1,908,916	0
	Total	8,377,953	1,206,943

Name	Type of Compensation	Due on Change of Control followed by termination by Company without cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance [1]	$ 1,575,000	$ 0
	Vesting of Options [2]	0	0
	Vesting of Restricted Stock [3]	17,590	17,590
Richard S. Greene	Benefit Continuation [4]	45,000	0
	Retirement Plan Contribution [5]	42,000	0
	Outplacement [6]	25,000	0
	Total Payments Before Excise Tax	1,704,590	17,590
	Excise Tax Gross-Up [7]	691,651	0
	Total	2,396,241	17,590

Name	Type of Compensation	Due on Change of Control followed by termination by Company without cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance [1]	$ 1,552,500	$ 0
	Vesting of Options [2]	3,192	3,192
	Vesting of Restricted Stock [3]	313,954	313,954
Luann E. Widener	Benefit Continuation [4]	45,000	0
	Retirement Plan Contribution [5]	41,400	0
	Outplacement [6]	25,000	0
	Total Payments Before Excise Tax	1,981,046	317,146
	Excise Tax Gross-Up [7]	676,391	0
	Total	2,657,437	317,146

Name	Type of Compensation	Due on Change of Control followed by termination by Company without cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance [1]	$ 1,305,000	$ 0
	Vesting of Options [2]	0	0
	Vesting of Restricted Stock [3]	338,067	338,067
Anthony C. Scarfone	Benefit Continuation [4]	45,000	0
	Retirement Plan Contribution [5]	34,800	0
	Outplacement [6]	25,000	0
	Total Payments Before Excise Tax	1,747,867	338,067
	Excise Tax Gross-Up [7]	0	0
	Total	1,747,867	338,067

Name	Type of Compensation	Due on Change of Control followed by termination by Company without cause or by Executive for Good Reason ($)	Due on Change of Control ($)

	Severance [1]	$ 990,000	$ 0
	Vesting of Options [2]	5,950	5,950
	Vesting of Restricted Stock [3]	49,593	49,593
Jeffrey D. Stoner	Benefit Continuation [4]	45,000	0
	Retirement Plan Contribution [5]	26,400	0
	Outplacement [6]	25,000	0
	Total Payments Before Excise Tax	1,141,943	55,543
	Excise Tax Gross-Up [7]	481,766	0
	Total	1,623,709	55,543

_________________
(1)	Severance is equal to three times the total of (a) the current base salary, plus (b) the higher of the individual’s target annual bonus or the average actual bonus earned for each of the prior three years.

(2)	Reflects full acceleration of options. The value is based on the closing price of Deluxe common stock on December 29, 2006 ($25.20 per share).

(3)	Reflects pro-rated acceleration of restricted stock and pro-rated acceleration of Performance Shares at target performance.

(4)	Assumes $15,000 annually for three years.

(5)	Assumes 4 percent defined contribution payment annually for three years.

(6)	Assumes full use of the 12-month executive outplacement program at an amount not to exceed $25,000.

(7)	The excise tax imposed by the Internal Revenue Code (“Code”) on excess “parachute” payments is 20 percent. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change in control payments calculated under Section 280G of the Code equals or exceeds three times the average annual compensation attributable to the executive’s employment with Deluxe over the prior five-year period. As a result, the gross-up amount shown reflects the executive’s unique earnings history with Deluxe and can vary significantly from year to year.

FISCAL YEAR 2006 AUDIT
AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

        The following is the report of the Audit Committee with respect to Deluxe’s audited financial statements presented in its Annual Report to Shareholders for the fiscal year ended December 31, 2006, which include the consolidated balance sheets of Deluxe as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2006, and the notes thereto. The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Deluxe specifically incorporates it by reference in such filing.

        The Audit Committee of the Board of Directors currently is comprised of the four undersigned directors, all of whom have been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the Committee’s charter is posted on the Investor Relations page of Deluxe’s website at www.deluxe.com under the “Corporate Governance” caption.

        As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of Deluxe’s financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and Deluxe’s compliance systems. In carrying out these responsibilities, the Audit Committee met with Deluxe management periodically during the year to consider the adequacy of Deluxe’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, Deluxe’s independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports and has unrestricted access to the Audit Committee.

        The Audit Committee reviewed with management and the independent registered public accounting firm Deluxe’s 2006 audited financial statements and met separately with both management and the independent registered public accounting firm to discuss and review those financial statements and reports prior to issuance. Management has the primary responsibility for Deluxe’s financial statements and the overall reporting process, including Deluxe’s system of internal controls. Management has represented and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee that Deluxe maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2006, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of Deluxe.

        The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Deluxe. As part of its efforts to ensure the independence of Deluxe’s independent registered public accounting firm, the Committee maintains a policy requiring the pre-approval by the Committee of all services to be provided by the independent registered public accounting firm, and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of Deluxe’s financial statements.

        Based on the review and discussions referred to above, the Committee recommended to Deluxe’s Board of Directors that Deluxe’s audited financial statements be included in Deluxe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

MEMBERS OF THE AUDIT COMMITTEE Martyn R. Redgrave, Chair Isaiah Harris, Jr. Cheryl E. Mayberry McKissack Mary Ann O’Dwyer

Fees Paid to Independent Registered Public Accounting Firm

        Aggregate fees for professional services rendered for Deluxe by PricewaterhouseCoopers LLP during the years ended December 31, 2006 and 2005 were as follows:

	2006	2005

Audit Fees	$1,768,706	$1,748,386

Audit-Related Fees	4,500	31,000

Tax Fees	0	0

All Other Fees	8,000	0

Total Fees	$1,781,206	$1,779,386

        The Audit Fees billed for the years ended December 31, 2006 and 2005 were for professional services rendered for audits of the annual consolidated financial statements and the Company’s internal controls over financial reporting, reviews of the related quarterly financial statements included in Deluxe’s quarterly reports on Form 10-Q filed with the SEC, services in connection with the filing of SEC registration statements, and consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit. Audit fees for 2005 also include billings of $133,586 related to finalizing the 2004 audit.

        The Audit-Related Fees billed in each of the fiscal years ended December 31, 2006 and 2005 were for employee benefit plan audits. All Other Fees in 2006 consist of fees incurred by the Company for Human Resource benchmarking data provided by Saratoga, an affiliate of Pricewaterhouse Coopers LLP.

        The Audit Committee approved all of the services and fees described above.

Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services

        In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining their independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services. The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting. The Audit Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm, Deluxe’s Chief Financial Officer and Deluxe’s Vice President of Internal Audit, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption. A copy of the Policy is available in print free of charge to any stockholder who submits a request to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

ITEM 2:   RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm to examine Deluxe’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP has acted as Deluxe’s independent registered public accounting firm since 2001.

        Pursuant to the Audit Committee’s charter, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for fiscal year ended December 31, 2007 to the shareholders for ratification. Shareholder approval of this appointment is not required, but the Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of the Company’s shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Deluxe anticipates that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.

        The Board of Directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm.

2008 SHAREHOLDER PROPOSALS

        Any shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in 2008 must be received by Deluxe’s Corporate Secretary at 3680 Victoria Street N., Shoreview, Minnesota 55126-2966 no later than the close of business on November 9, 2007. Proposals received by that date will be included in Deluxe’s 2008 proxy statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

        Deluxe’s Bylaws provide that a shareholder may present a proposal at the 2008 annual meeting of shareholders that is not included in Deluxe’s proxy statement if proper written notice is given to Deluxe’s Chief Executive Officer or Corporate Secretary at the Company’s principal executive offices no later than the close of business on November 9, 2007. The proposal must contain the information required by Deluxe’s Bylaws. You may obtain a copy of the Bylaws by writing to Deluxe’s Corporate Secretary.

OTHER BUSINESS

        The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of Deluxe and its shareholders. The proxies solicited by Deluxe will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before Deluxe printed and mailed these proxy materials.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

        Our 2006 Annual Report to Shareholders, including financial statements for the year ended December 31, 2006, accompanies this proxy statement. Shareholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2006, may do so without charge by viewing these documents on our website at www.deluxe.com or by writing to: Corporate Secretary, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126.

By Order of the Board of Directors:

Anthony C. Scarfone Secretary

March 8, 2007

Annual Meeting of Shareholders

Shareholders are invited to attend Deluxe’s annual meeting of shareholders. It will be held Wednesday, April 25, 2007, at Deluxe’s headquarters — 3680 Victoria St. N., Shoreview, Minnesota, 55126, at 2:00 p.m. (CDT).

Information about Deluxe also can be found in the Investor Relations section of our website: http://www.deluxe.com.

Dividend Direct Deposit

Deluxe Corporation directly deposits dividends into the accounts of its employee shareholders. This service also is available to shareholders who are not employees. It allows shareholders to have their dividends automatically deposited into an account at the financial institution they designate. Direct deposit provides convenient, fast access to dividend payments.

For additional information about dividend deposit or to change the account to which your dividend is currently being deposited, please contact Wells Fargo Bank, N.A. by telephone at 800-468-9716 (toll-free) or by e-mail by visiting their website at www.wellsfargo.com/com/shareowner_services.

Deluxe Corporation 3680 Victoria St. N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned appoints Stephen P. Nachtsheim, Lee J. Schram and Anthony C. Scarfone as proxies (the “Named Proxies”), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 6, 2007, at the annual meeting of shareholders to be held on April 25, 2007, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted “FOR” each of the nominees for the Board of Directors listed in Item 1 on the other side and “FOR” Item 2. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

See reverse for voting instructions

COMPANY #

There are three ways to vote by proxy.

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE. It’s toll-free. It’s quick, easy, and immediate.	800-560-1965
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 24, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions that are provided.
VOTE BY INTERNET. It’s quick, easy, and immediate.	http://www.eproxy.com/dlx/
•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 24, 2007.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope that we provided, or return it to Deluxe Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or the internet, please do not mail your proxy card.

Please detach here

The Board of Directors recommends a vote FOR Items 1 and 2.

1.	Election of directors:	01 Charles A. Haggerty 02 Isaiah Harris, Jr. 03 William A. Hawkins, III	04 Cheryl Mayberry McKissack 05 Stephen P. Nachtsheim 06 Mary Ann O’Dwyer	07 Martyn R. Redgrave 08 Lee J. Schram	☐	Vote FOR all nominees (except as indictated in the box below)	☐	Vote WITHHELD from all nominees

To withhold authority to vote for any nominees, write the number(s) of the nominee(s) in the box to the right.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007.	☐	For	☐	Against	☐	Abstain

3.	Take action on any other business that may properly come before the meeting and any adjournment thereof.	☐	For	☐	Against	☐	Abstain

Address Change? Mark Box ☐ Indicate changes below:	Date ___________________________________________, 2007

Signature(s) in Box
Please sign exactly as name appears at the left. When shares are held by joint tenants, either or both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.